Earnings Stabilization Rider

This Rider is attached to and made a part of the policy to which it is attached. The effective date of the Rider is the Policy Date.  In this Rider “We”, “Our” or “Us” means The Lincoln National Life Insurance Company; “You” and “Your” means the Owner of the policy; and “Insured” means the person named in the Policy Specifications whose life is insured under the policy.

Note: This Rider uses terms found in the policy.  Those terms have the same meaning as in the policy unless We have indicated a change.  The Rider also contains terms that are not used in the policy.  Such terms may be defined within the sentences where they appear or they may be found in the Definitions section of this Rider.

What This Rider Provides

Subject to the provisions of this Rider and while this Rider is in effect, the benefit provided under this Rider is designed to help stabilize the Surrender Value of Your policy by providing for an Earnings Stabilization Enhancement.  The Earnings Stabilization Enhancement is an amount that may be added to the Surrender Value provided under Your policy, upon the Eligible Surrender of Your policy, as defined below.  The Earnings Stabilization Enhancement is not an amount or value used when determining whether a policy will Lapse or in calculating amounts available for policy loans or partial surrenders.  If You cancel the policy during the “Right To Examine/Cancel” period, the Earnings Stabilization Enhancement is not payable. This Rider must be elected at issue and cannot be modified by You once In Force.  There is no additional charge for this Rider.

The Earnings Stabilization Enhancement is determined for up to the first 10 Policy Years and is based on the Case Date as shown on the Rider Specification page of Your policy. To calculate the Earnings Stabilization Enhancement We first determine a Target Enhancement Amount and a Maximum Enhancement Amount, then multiply the lessor of the two by the Earnings Stabilization Multiplier.  How we determine these amounts is described below.

Definitions

Base Policy Specified Amount or Basic Policy Specified Amount.  These terms are used to refer to the Specified Amount of Your policy. These terms do not include any additional Specified Amount or Face Amount provided under a term insurance rider in effect and attached to Your policy.

Case.  All In Force life insurance policies issued by Us having the same Case Name and or Case Number.  The Case Number is shown on the Rider Specifications page of Your policy.

Case Date.  A date equal to the Policy Date of the first policy issued under a Case. It is the date used to determine the Initial Target Yield Rates Schedule and Initial Maximum Enhancement Rates Schedule shown on the Rider Specification Page of Your policy.

Earnings Stabilization Multiplier Floor Rate. A rate, expressed as a percentage, established by Us, to be used in the determination of the Earnings Stabilization Enhancement.  The Initial Earnings Stabilization Multiplier Floor Rate is shown on the Rider Specification page of Your policy. This rate is subject to change, as determined by Us. We will base any change on Our future expectations as to investment earnings, mortality, persistency, expenses and taxes.  We will not make any change in order to distribute past gains or recoup prior losses. Any change to this rate is guaranteed to be within the Guaranteed Earnings Stabilization Multiplier Floor Rate Range shown on the Rider Specification page of Your policy. These rates apply to all policies under the Case as determined by the Case Date shown on the Rider Specification page of Your policy. We reserve the right to change the rate during a Policy Year should economic conditions make it impossible for Us to cover Rider expenses without doing so.

Eligible Surrender.  A full Surrender of Your policy to which this Rider is attached except for the full Surrender of the policy in connection with its replacement, as defined by the jurisdiction it is delivered in, by another policy, whether issued by Us or another insurer. A partial surrender or a withdrawal for less than the full amount of Your policy is not an Eligible Surrender.

Maximum Enhancement Rates.  A rate, expressed as a percentage, established by Us, to be used in the determination of the Maximum Enhancement Amount. The Initial Maximum Enhancement Rates Schedule is shown on the Rider Specification page of Your policy.  These rates are subject to change as determined by Us. We will base any change on Our future expectations as to investment earnings, mortality, persistency, expenses and taxes.  We will not make any change in order to distribute past gains or recoup prior losses. Any change in these rates will not be less than the Guaranteed Maximum Enhancement Rate shown on the Rider Specification page of Your policy. These rates apply to all policies under the Case as determined by the Case Date shown on the Rider Specification page of Your policy. We reserve the right to change the rate during a Policy Year should economic conditions make it impossible for Us to cover Rider expenses without doing so.

Target Specified Amount. The sum of the Specified Amount plus the Specified Amount or Face Amount as provided under a term insurance rider, if a term insurance rider is attached to the policy and in effect. If no term insurance rider is attached to the policy, the Target Specified Amount is equal to the Base Policy Specified Amount.

Target Yield Rates.  A rate, expressed as a percentage, established by Us to be used in the determination of the Target Enhancement Amount. The initial Target Yield Rates Schedule is shown on the Rider Specification page of Your policy.  These rates are subject to change as determined by Us. We will base any change on Our future expectations as to investment earnings, mortality, persistency, expenses and taxes.  We will not make any change in order to distribute past gains or recoup prior losses.  Any change to these rates will never to be less than the Guaranteed Target Yield Rate shown on the Rider Specification page of Your policy. These rates apply to all policies under the Case as determined by the Case Date shown on the Rider Specification page of Your policy. We reserve the right to change the rate during a Policy Year should economic conditions make it impossible for Us to cover Rider expenses without doing so.

Determining the Amount of Your Surrender Proceeds

While this Rider is in effect, in lieu of the Surrender Value as described in Your policy, upon the Eligible Surrender of Your policy, We will pay an amount equal to:

1.	The Surrender Value on the date of the Eligible Surrender; plus
2.	The Earnings Stabilization Enhancement, if any.

1.	How We Determine the Earnings Stabilization Enhancement. The Earnings Stabilization Enhancement is calculated each calendar day as the lesser of (a) or (b), multiplied by (c) where:

(a)	is the Target Enhancement Amount.
(b)	is the Maximum Enhancement Amount.
(c)	is the Earnings Stabilization Multiplier.

LR798(07/13)

(a)  How We Determine the Target Enhancement Amount.  The Target Enhancement Amount is an amount used to calculate the Earnings Stabilization Enhancement.  It is equal to the Target Surrender Value less the Accumulation Value of Your policy and is guaranteed never to be less than zero.  To calculate the Target Enhancement Amount, We first determine the Target Surrender Value.  On the Policy Date, the Target Surrender Value is equal to the initial premium paid.  Thereafter, on each calendar day, the Target Surrender Value will be calculated as (1), plus (2), minus (3), plus (4), where:

(1)	is the Target Surrender Value as of the prior Monthly Anniversary Day.
(2)	is the sum of all premiums received since the prior Monthly Anniversary Day.
(3)	is the sum of any partial surrenders since the prior Monthly Anniversary Day.
(4)	is daily equivalent interest on items (1) and (2) and (3) calculated using the Target Yield Rate as shown on the Rider Specification Pages of Your policy.

(b)  How We Determine the Maximum Enhancement Amount. The Maximum Enhancement Amount is an amount used in calculating the Earnings Stabilization Enhancement and is calculated on a daily basis.  To calculate the Maximum Enhancement Amount, We first determine the Maximum Enhancement Premium.

The Maximum Enhancement Premium for any given year is calculated as the lesser of (1) or (2) where:

(1)	is the sum of the premiums paid during the Policy Year less the sum of any partial surrenders during the Policy Year.
(2)	is the Target Premium for the Policy Year; multiplied by the ratio of the Target Specified Amount to the Basic Policy Specified Amount of Your policy.

Once the Maximum Enhancement Premium is determined, We can calculate the Maximum Enhancement Amount.  The Maximum Enhancement Amount is calculated each calendar day during the first Policy Year as (1) multiplied by (2) where:

(1)	is the Maximum Enhancement Premium.
(2)	is the applicable Maximum Enhancement Rate (see Definitions).

Thereafter, in each subsequent Policy Year the Maximum Enhancement Amount is calculated each calendar day while this Rider is in effect, as the sum of (1) plus (2), multiplied by (3) where:

(1)	is the Maximum Enhancement Premium.
(2)	is the cumulative Maximum Enhancement Premiums for each previous Policy Year.
(3)	is the applicable Maximum Enhancement Rate.

If a term insurance rider is attached to Your Policy and in effect, the Maximum Enhancement Amount in any Policy Year will also be multiplied by the Term Blend Adjustment Factor.

(c)  How We Determine the Earnings Stabilization Multiplier. The Earning Stabilization Multiplier is a factor used in calculating the Earnings Stabilization Enhancement.  It is calculated each calendar day at the policy level. To calculate the Earnings Stabilization Multiplier, We first determine the current values of the following three investment allocations for the policy:

(1)	the Fixed Account;
(2)	money market Sub-Accounts; and
(3)	non-money market Sub-Accounts.

We then take the sum of the cumulative current values invested in each investment allocation noted above to determine the Net Accumulation Value of the policy.  Once the Net Accumulation Value of the policy is determined, We then calculate the Daily Stabilization Factor.

The Daily Stabilization Factor is calculated daily on each calendar day as (1) minus (2) multiplied by (3), where:

(1)	is 1.
(2)	is 1 minus the Earnings Stabilization Multiplier Floor Rate.
(3)	is the sum of all Fixed Account and money market Sub-Account values for the policy divided by the Net Accumulation Value of the policy.

Once the Daily Stabilization Factor is determined, we then calculate the Earnings Stabilization Multiplier as follows:

In Policy Year 1, the Earnings Stabilization Multiplier is calculated on a daily basis as the sum of all Daily Stabilization Factors since the Policy Date divided by the sum of the number of calendar days since the Policy Date.

Thereafter, in each subsequent Policy Year the Earnings Stabilization Multiplier is calculated on a daily basis as the sum of the previous 365 Daily Stabilization Factors divided by 365.

2.
How We Determine the Term Blend Adjustment Factor. If a term insurance rider is included on the policy, the Term Blend Adjustment Factor is additionally applied to the Maximum Enhancement Amount calculation.  The Term Blend Adjustment Factor is determined at issue and may change as the result of increases, decreases and partial withdrawals.  If a term insurance rider is attached to this policy, the Term Blend Adjustment Factor will equal (1) multiplied by (2) plus (3) where:

(1)	is the ratio of the Base Policy Specified Amount to the Target Specified Amount of Your policy, as shown on the Policy Specifications page.
(2)	is 0.25.
(3)	is 0.75.

The Term Blend Adjustment Factor is equal to 1.0 if no term insurance rider is attached to the policy or if the term insurance rider on the policy has been terminated after issue.

General Provisions

Effect on Policy Death Benefit Proceeds. If the Insured dies while this Rider is In Force, We will pay Death Benefit Proceeds equal to the greater of:

1.	The amount determined under the Death Benefit Option in effect at the time of the Insured's death less any Indebtedness and overdue deductions calculated as of the Insured’s date of death; or

2.
An amount equal to the Accumulation Value of the policy plus any applicable Earnings Stabilization Enhancement available under this Rider on the date of death, multiplied by the applicable percentage shown in the Corridor Percentages Table of the Policy Specifications, less any Indebtedness and overdue deductions as of the Insured’s date of death.

Reinstatement. If the policy to which this Rider is attached has lapsed and is reinstated pursuant to the Reinstatement provision of the policy, this Rider will also be reinstated.

Additional Terms and Conditions. The following terms and conditions may impact the timing and amount received of any full Surrender request while this Rider is In Force:

1.	The Earnings Stabilization Enhancement calculated under this Rider is subject to the Deferment of Payments provision of the policy to which this Rider is attached.
2.
Additional policies may be added to an existing Case but must follow the same Maximum Enhancement Rates, Target Yield Rates and Case Year that are in effect for the Case at the time the policy is added.

3.	This Rider is issued on a Case level basis and may not be available for issue in combination with other Riders. Please read Your policy and Riders carefully.
4.	The term insurance rider may not be added to Your policy after the Policy Date when this Rider is issued as part of Your policy.
5.
You are required to provide Us with 6 months advance notice In Writing prior to requesting a full surrender of Your policy. Upon receipt of Written Notice from You to terminate Your policy, the Surrender Value and the Earnings Stabilization Enhancement will be paid on such date as determined by Us. The date is guaranteed to be no more than 6 months from the date of your Written Notice to terminate Your policy. If You request a full Surrender without the 6 month notice requirement, We will only pay the Surrender Value of Your policy and the Earnings Stabilization Enhancement will not be paid.

Termination.  This Rider will terminate on whichever of the following first occurs:

1.	The full Surrender, Lapse or any other Termination of the policy (except for the benefits provided by the Change of Insured Rider); or
2.	Upon the Maturity Date of the policy to which this Rider is attached (this Rider may not be continued under the Continuation of Coverage provision of the policy); or
3.	The Rider is terminated pursuant to the Owner’s notice to Us In Writing.

Issued by The Lincoln National Life Insurance Company.

The Lincoln National Life Insurance Company
/s/ Dennis Glass Dennis Glass, President

LR798(07/13)